                                 EXHIBIT 10.18.3

August 31, 1999


Mr. Bruce R. Bond
219 C Ipswich Road
Boxford, MA 01921

Dear Bruce:

           This letter will hereinafter set forth and confirm the Agreement between you and PictureTel Corporation (the "Company") concerning your employment with the Company and the cessation of such employment. This Agreement will reduce to writing discussions relative to an effective date and the conditions of your departure from the Company. As has been discussed and agreed, it appears to be in the best interests of both you and the Company that you resign from the Company effective, August 31, 1999 (the "Separation Date"). You have resigned and accordingly, your departure will be considered to be for reasons other than cause, death, or disability for purposes of this Agreement.

           As you are aware, the terms of your employment with the Company and your Proprietary Information and Inventions Agreement ("Confidentiality Agreement"), a copy of which is attached, obligate you, among other things, not to disclose or use any confidential or proprietary information of the Company ("Confidential Information") acquired as a result of your employment with the Company. By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, customer lists, and employee lists, except to the extent the same are publicly known from sources who have neither misappropriated such information nor breached any obligation of confidentiality to the Company. Further, such information, knowledge and know-how possessed by you prior to your entering employment with the Company shall be excluded from the definition of Confidential Information.

           You hereby confirm that you have complied and will continue to comply with the foregoing provisions of the Confidentiality Agreement.

           In addition to its confidentiality provisions, the Confidentiality Agreement provides that for a period of one year after termination, you will not directly or indirectly solicit or cause others to solicit Company employees for competitive employment. The Confidentiality Agreement provides that you will return to the Company all documents and data of any nature pertaining to your work, and that you will take no copies of Confidential Information with you upon your departure. You hereby confirm that you have complied and will continue to comply with these provisions of the Confidentiality Agreement.

           In the event that you leave the Company as provided herein, in exchange for the release contained in Paragraph 8., and contingent upon your continued compliance with your Confidentiality Agreement, the Company will provide you with certain separation benefits ("Separation Benefits") as follows:

           1. You confirm that you have resigned as Chairman of the Board of Directors of the Company, Director of the Board, President and Chief Executive Officer of the Company on August 31, 1999.

           2. From and after the Separation Date, your bi-weekly base salary will be lowered to $12,019.23 (the amount payable after the application of the Repayment Set-off, see Paragraph 3. below) ("Base Salary"). You will continue to receive your Base Salary for a consecutive one hundred and four (104) week period ("Severance Period").

           3. The Promissory Note executed by you dated February 25, 1998 ("Note") (a copy of which is attached hereto) obligates you to pay the Company the principal sum of $750,000 ("Principal") plus interest accrued at the rate equal to 8.5% per annum upon the Maturity Date. The Maturity Date is so defined in the Note to include, among other things, the date your employment with the Company ceases for any reason. The Note provides for the reduction of the Principal in equal installments of $187,500 plus accrued interest on each of the four (4) anniversaries of the loan. The Principal reduction is be grossed-up to cover taxes that arise from such debt forgiveness, but the taxes that arise from the interest forgiveness shall be your responsibility. After the first reduction on February 25, 1999, the current Principal is $562,500 ("Current Principal") and along with accrued interest would be payable to the Company on the Separation Date.

           However, as part of the Separation Benefits, effective on the Separation Date, the Company will forgive an additional $187,500 of the Principal plus accrued interest in the amount of $24,494.34. The Principal reduction is to be grossed-up to cover taxes that arise from such debt forgiveness, but the taxes that arise from the interest forgiveness shall be your responsibility. grossed-up to cover taxes that arise from such debt forgiveness. The then remaining $375,000 of Principal payable to the company would be set-off ratably over the Severance Period by reducing your current bi-weekly base salary in an amount sufficient to recover the repayment equally over the Severance Period ("Repayment Set-off").

           4. With respect to the stock options granted to you by the Company, all vesting will cease as of the Separation Date and the rights to exercise those option shares vested as of the Separation Date will terminate three (3) months after such Separation Date. As of the Separation Date, 562,500 shares are exercisable at a purchase price of $6.937 per share and 937,500 will be terminated.

           5. Vacation hours will not be accrued beyond the Separation Date. However, the hours which accrued pursuant to Company Policy and which remain unused at the Separation Date will be paid to you in a lump sum as soon as possible following the Separation Date.

           6. All outstanding claims for business expenses incurred should be submitted to me immediately and you will promptly return all Company office keys, access cards, credit cards and other Company property in your possession.

           7. Effective as of the Separation Date, your participation and eligibility for life, disability and accident insurance benefits under Company plans will cease. During the Severance Period, the Company will maintain your eligibility to participate in the Company's group medical and dental plans and will continue to share the costs for participation in such plans at the same levels as active employees. However, the continuance of your medical and dental insurance coverage beyond six months of the Separation Date will be pursuant to your rights under the Consolidated Budget Reconciliation Act ("COBRA"), or until you become eligible for coverage under another plan, whichever is less. During the month immediately following the six month anniversary of the Separation Date, you will receive the materials and information necessary to enroll in the COBRA coverage.

           8. The provision of the Separation Benefits is expressly conditioned upon your signing this letter agreement, which includes the following general release, and upon your continued compliance with all of the provisions of this letter agreement, the Confidentiality Agreement:

           In consideration of the Separation Benefits, the adequacy of which you hereby acknowledge, and subject to the receipt of the Separation Benefits, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, shareholders, agents, current and former employees (the "Releasees") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, accounts, contracts, promises, agreements, doings, omissions, damages, executions, liabilities, obligations, and expenses including attorneys' fees and costs, of every kind and nature which you ever had or now have against the Releasees arising out of or relating to your employment, and its termination, including but not limited to all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e ET SEQ., the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 ET SEQ. and M.G.L.C. 151B ss. 1 ET SEQ., the Employee Retirement Income Security Act, and any and all damages arising out of all employment - related claims or other wrongful discharge claims and damages, and claims under the Age Discrimination in Employment Act.

           9. Notwithstanding the provisions of paragraph 8., the release contained herein shall not impair or otherwise limit your rights to enforce the Company's agreements contained in this letter.

           10. You have, and are entitled to, up to twenty-one (21) days following the provision of this letter agreement to you to accept it, although you need not use this period if in your sole and unlimited discretion you choose not to do so. The Company encourages you to consult with an attorney before signing this letter agreement. You are also entitled to rescind your acceptance of the terms of this letter agreement by written notice to the Company at any time within a seven- (7) day period after you execute it.

           11. Upon the expiration of seven (7) days after your execution of this letter agreement, the Company will become contractually obligated to provide the Separation Benefits, and you will be contractually bound to adhere to the terms of this Agreement.

           12. It is understood and agreed by the parties hereto that this letter is a release agreement and does not constitute an admission of liability or wrongdoing on the part of either party.

           13. This letter is executed in duplicate and shall be binding upon the parties, and may not be abandoned, supplemented, changed, or modified in any manner, except by an instrument in writing signed by a duly authorized representative of the parties hereto.

           14. The laws of the Commonwealth of Massachusetts shall govern the validity, interpretation, construction and performance of this letter agreement. Should any provision of this letter be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and such illegal and invalid part, term, or provision shall be deemed not to be part of this letter.

           15. Both parties understand and agree that the terms and contents of this letter, and the contents of the discussions and negotiations resulting in this letter, shall be maintained as confidential. You further agree that you, your agents and representatives shall maintain such confidentiality, and none of the above shall be admissible for any purpose in any litigation in any forum, nor shall it be disclosed to anyone except to the extent required by federal or state law including disclosures required in Company filings under the federal securities laws. Nothing contained herein shall prevent or restrict you from disclosing such information to professionals who advise you with respect to legal or financial matters, or to your spouse. You agree that in the event of any breach by you of this letter, the Company may elect to terminate the Separation Benefits, and seek damages or injunctive relief for any such breach of confidentiality, or both.

           16. You affirm that this letter contains and constitutes the entire understanding and agreement between the parties hereto with respect to your departure from the Company, and supersedes all other oral and written negotiations, agreements, representations, commitments and writings in connection therewith.

           17. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter, and that your signature indicates your full agreement with and understanding of its terms. You acknowledge that you have had adequate opportunity to review these terms and that you have been encouraged by the Company to seek the benefit of legal counsel regarding the effect of same, and that whether or not you have done so has been your decision. You further state and represent that you have carefully read this letter, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act and deed.

           If the above is acceptable to you, kindly sign the original and a copy of this Agreement where indicated, and return the copy to me within twenty-one (21) days of the provision of this Agreement to you. If you have any questions regarding this letter, please feel free to call me.

Sincerely,

PICTURETEL CORPORATION



-------------------------
Norman Gaut

                             Accepted: ______________________
                                       Bruce R. Bond

                                 Date: _____________